Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1998 Stock Plan of NetRatings, Inc., 1999 Employee Stock Purchase Plan of NetRatings, Inc. and Options Assumed by NetRatings, Inc. and Granted Under the ACNielsen eRatings.com 2002 Option Plan, of our report dated January 18, 2002, except for Note 11 as to which the date is March 28, 2002, with respect to the financial statements of NetRatings, Inc. included in its annual report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Palo Alto, California
August 22, 2002